EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

Contact: Rahul Advani Investor Relations Orion Power Holdings, Inc. 410-230-3528

Orion Power Completes Acquisition of Columbia Electric Corporation

BALTIMORE, December 11, 2000 -- Orion Power Holdings, Inc. (NYSE: ORN) today announced it has completed the purchase of Columbia Electric Corporation, a power generation company with assets under construction and development, from a NiSource Inc. subsidiary. The deal is valued at approximately $200 million in cash plus the assumption of certain obligations.

As construction of the recently acquired power plants is completed over the next five years, Orion Power’s portfolio in the Mid-Atlantic and Mid-Western power markets will be increased by over 3,000 megawatts. This includes two power plants in construction totaling 1,068 megawatts, which will commence operations in 2001 and 2002. The acquisition encompasses state-of-the-art, natural gas-fired facilities under construction and development which provide a strategic balance for Orion Power’s existing asset base.

As part of this acquisition, key members of the Columbia Electric team have joined Orion Power, including Dr. Michael Gluckman, the former President and Chief Executive Officer of Columbia Electric. As Orion Power’s new Senior Vice President of Corporate Development, Dr. Gluckman brings over 30 years of energy industry experience to the company. His expertise includes research and development for all forms of fossil and renewable generation, development and assessment of advanced turbine technology, assessment of emerging electric markets, as well as the broad range of development activities.

“This pivotal acquisition complements our existing business and expands our skills in developing and constructing new power generation facilities,” noted Jack Fusco, President and Chief Executive Officer of Orion Power Holdings, Inc. “Michael and his team’s development expertise contributes to Orion Power’s vision of enhancing shareholder value by growing the company through the development and acquisition of additional power plants in critical areas across North America.”

Orion Power Holdings, Inc. (NYSE: ORN), headquartered in Baltimore, MD, is a fast-growing independent electric power generating company formed in March 1998 to acquire, develop, own and operate power-generating facilities in the newly deregulated wholesale markets throughout the United States and Canada. Since its inception, Orion Power Holdings has invested nearly $4 billion in 80 power plants currently in operation with a capacity of 5,400 megawatts as well as development and construction projects accounting for an additional 5,000 megawatts. For more information about Orion Power, visit its website at www.orionpower.com.

NiSource Inc. is a holding company with headquarters in Merrillville, Ind., whose operating companies engage in virtually all phases of the natural gas business from exploration and production to transmission, storage and distribution, as well as electric generation, transmission and distribution. NiSource companies serve a high-growth energy corridor from the Gulf of Mexico to the Midwest to New England.

For more information please contact Rahul Advani of Orion Power at 410-230-3528.

Caution regarding forward-looking statements:

The information presented above includes forward-looking statements, in addition to historical information. Orion Power cautions that there can be no assurance that such indicative results will be realized and that there are various important factors that could cause actual results to differ materially from those indicated in the forward-looking statements, such as, but not limited to (i) changes in government regulations (including environmental regulations) and anticipated deregulation of the electric energy industry; (ii) additional competition in Orion Power’s markets; (iii) potential business strategies, including acquisitions or dispositions of assets that Orion Power may pursue; (iv) political, legal and economic conditions and developments in Orion Power’s markets; (v) financial market conditions and the results of financing efforts; (vi) changes in commodity prices and interest rates; (vii) weather and other natural phenomena; (viii) the performance of Orion Power projects and investments and the success of efforts to develop new opportunities; and (ix) other factors, whether discussed above or in reports filed by Orion Power with the Securities and Exchange Commission.